Exhibit 99.1

April 23, 2002

Endocardial Solutions Reports First Quarter Earnings Results;

Record Number of EnSite cases; Cumulative EnSite System Upgrades Exceed 130

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported net sales for the first quarter ended March 31, 2003 of $7,291,744 compared with $7,108,296 for the same period in 2002.  The net loss for the first quarter was $2,161,907, or $.11 per share, compared with a net loss of $1,794,919, or $.12 per share, for the same period of 2002.

Jim Bullock, President and CEO, stated “As of the end of the first quarter, more than 130 customers globally, including 98 customers in the U.S., had purchased extended warranties with hardware upgrades for their EnSite® Systems.  With our receipt yesterday of FDA clearance to market EnSite NavX™, our proprietary navigation and localization system that enables three-dimensional non-fluoroscopic navigation and positioning of conventional mapping and ablation catheters, we will begin in early May the process of upgrading these EnSite Systems to include EnSite NavX.”

“During the first quarter, we saw continued improvement in the effectiveness and efficiency of our U.S. field organization, with the number of EnSite® cases performed in North America increasing by more than 58% over the first quarter of 2002.  Even with this record case volume, our variable selling (travel) expenses were approximately 36% lower than the first quarter of 2002.  Total operating expenses for the first quarter were approximately 2.2% below the fourth quarter of 2002, consistent with our commitment to improve our operating leverage and support increased revenues in 2003.  We are well-positioned to drive both the introduction of EnSite NavX and the increased clinical utilization of EnSite Systems throughout the remainder of 2003”, stated Mr. Bullock.

“We continued our focused development efforts on EnSite ‘digital image fusion’ technology (“EnSite DIF™”), which will enable physicians to integrate a patient’s electrical activation map from the EnSite System with the three-dimensional digital images of a patient’s heart chamber.  We also made significant progress in our clinical research on the use of the EnSite System as a tool to assist electrophysiologists in stratifying patients with congestive heart failure (“CHF”) who are candidates to receive bi-ventricular pacing devices, as well optimizing and guiding the placement of bi-ventricular pacing leads in these patients in order to improve their hemodynamic efficiency after implant.  The early findings and results of these exciting clinical research projects will be presented at a company-sponsored symposium during the upcoming National Association of Pacing and Electrophysiology (NASPE) Conference in May.”

First Quarter 2003 Earnings Conference Call

April 23, 2003

9:30am (CDT)

US/Canada: 1-877-272-5391

International: 1-706-634-0654

Moderator: Jim Bullock

Instant Replay Through April 30, 2003

US/Canada: 1-800-642-1687

International: 1-706-645-9291

Conference ID: 9615687

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets the EnSite System used for the diagnostic mapping of arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart) with a 3D graphical display of the heart’s electrical activity, and the navigation and localization of conventional catheters (diagnostic or therapeutic) used during electrophysiology procedures.  The U.S. Food and Drug Administration cleared the EnSite System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter of 1999, and cleared the EnSite NavX Surface Electrode Kit to display the position of conventional electrophysiology catheters in any chamber of the heart in the second quarter of 2003.

The discussion above is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99.1 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:
Jim Bullock, President & CEO, Endocardial Solutions	(651) 523-6928 jbullock@endocardial.com
J. Robert Paulson, CFO, Endocardial Solutions	(651) 523-6916 bpaulson@endocardial.com
Brenda Gutzke, Investor Relations, Endocardial Solutions	(651) 523-6959 bgutzke@endocardial.com

Endocardial Solutions, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	March 31,	March 31,
	2003	2002

Revenue	$7,291,744	$7,108,296

Cost of goods sold	2,415,004	2,601,295
Gross profit	4,876,740	4,507,001

Operating expenses:
Research and development	1,545,370	1,306,921
General and administrative	747,229	601,699
Sales and marketing	4,707,383	4,377,121
Operating loss	(2,123,242)	(1,778,740)

Other income (expense):
Interest income	11,405	23,099
Interest expense	(28,866)	(27,156)
Other	(21,204)	(12,122)
	(38,665)	(16,179)

Net loss for the period	$(2,161,907)	$(1,794,919)

Net loss per share - basic and diluted	$(0.11)	$(0.12)

Weighted average shares outstanding	19,584,300	15,490,930

Selected Balance Sheet Data

(Unaudited)

	March 31,	December 31,
	2003	2002

Cash and cash equivalents	$5,581,046	$1,347,753
Working capital	12,673,213	6,895,837
Total assets	23,393,864	17,721,065
Total liabilities	8,625,956	8,906,323
Stockholders’ equity	14,767,908	8,814,742